UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2019 (December 19, 2019)

Trinity Place Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue, New York, New York 10173

(Address of Principal Executive Offices) (Zip Code)

(212) 235-2190

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value Per Share	TPHS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On December 19, 2019, Trinity Place Holdings Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with TPHS Lender, LLC, as initial lender (the “Lender”), and Trimont Real Estate Advisors, LLC, as administrative agent, pursuant to which the Lender agreed to extend credit to the Company in multiple draws aggregating $70,000,000, which may be increased by $25,000,000 (the “Loan”), subject to satisfaction of certain conditions and the consent of the Lender. The Lender is an affiliate of a global institutional investment management firm headquartered in New York with more than $33 billion in assets under management. The firm and its affiliates are registered with or regulated by the U.S Securities and Exchange Commission, the United Kingdom Financial Conduct Authority, and the Hong Kong Securities and Futures Commission. Draws under the Loan may be made during the 32-month period following the closing date of the Loan (the “Closing Date”). The Loan matures on December 19, 2024, subject to extensions until December 19, 2025 and June 19, 2026, respectively, under certain circumstances. The proceeds of the Loan may be used for investments in certain multi-family apartment buildings in the greater New York City area and certain non-residential real estate investments approved by the Lender in its reasonable discretion, as well as in connection with certain property recapitalizations and for general corporate purposes and working capital. The Loan was undrawn at closing.

The Loan bears interest at a rate per annum equal to the sum of (i) 5.25% (the “PIK Interest Rate”) and (ii) a scheduled interest rate (the “Cash Pay Interest Rate”) based on six-month periods from the Closing Date, which Cash Pay Interest Rate, from the Closing Date until the six-month anniversary of the Closing Date, equals 4.000%, subject to increase during the extension periods. A $2,450,000 commitment fee is payable 50% on the initial draw and 50% as amounts under the Loan are drawn, with any remaining balance due on the last date of the draw period, and a 1.0% exit fee is payable in respect of Loan repayments. The Loan may be prepaid at any time subject to a prepayment premium on the portion of the Loan being repaid. The Loan is subject to certain mandatory prepayment provisions, including that, subject to the terms of the mortgage loan documents applicable to the Company’s 77 Greenwich property, 90% or 100% of the net cash proceeds of residential condominium sales, depending on the circumstances, and 70% of the net cash proceeds of retail condominium sales at the Company’s 77 Greenwich property shall be used to repay the Loan. Upon final repayment of the Loan, a multiple on invested capital, or MOIC, amount equal to 130% of the initial Loan amount plus drawn incremental amounts less the sum of all interest payments, commitment fee and exit fee payments and prepayment premiums, if any, shall be due, if such amounts together with the aggregate amount of principal repaid are less than the MOIC amount. The collateral for the Loan consists of (i) 100% of the equity interests in the Company’s direct subsidiaries, to the extent such a pledge thereof is permitted by the organizational documents of such subsidiary and any financing agreements to which such subsidiary is a party, (ii) the cash and cash equivalents of the Company, excluding restricted cash and cash applied toward certain liquidity requirements under existing financing arrangements, and (iii) other non-real estate assets of the Company, including intellectual property.

The Credit Agreement provides that the Company and its subsidiaries, as defined in the Credit Agreement, must comply with various affirmative and negative covenants including restrictions on debt, liens, business activities, equity repurchases, distributions and dividends, disposition of assets and transactions with affiliates, as well as financial covenants regarding corporate loan to value, net worth and liquidity. Under the Credit Agreement, the Company is permitted to repurchase up to $2,000,000 of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to board approved programs with Loan proceeds, $1,500,000 with other sources of cash and otherwise subject to the consent of the required lenders. The Credit Agreement also provides for certain events of default. The Credit Agreement provides for a guaranty of the Loan obligations by the other loan party subsidiaries of the Company.

Pursuant to the terms of the Credit Agreement, so long as the Loan is outstanding and the Lender is owed or holds greater than 50% of the sum of (x) the aggregate principal amount of the Loan outstanding and (y) the aggregate unused commitments, the Lender will have the right to appoint one member of the Company’s and each subsidiary’s board of directors or equivalent governing body (the “Designee”). At the election of the Lender, a board observer may be selected in lieu of a board member. The Designee will also sit on up to three committees of the board of directors or equivalent governing body of the Company and each subsidiary of the Designee’s choosing from time to time. The Designee will be entitled to receive customary reimbursement of expenses incurred in connection with his or her service as a member of the board and/or any committee thereof but will not, except in the case of an independent director, receive compensation for such service.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Warrant Documents

On December 19, 2019, the Company entered into a Warrant Agreement (the “Warrant Agreement”) with the Lender (the “Warrant Holder”) pursuant to which the Company issued ten-year warrants (the “Warrants”) to the Warrant Holder to purchase up to 7,179,000 shares of the Company’s Common Stock. The Warrants are exercisable immediately and have an exercise price of $6.50 per share (the “Exercise Price”), payable in cash or pursuant to a cashless exercise. The Warrant Agreement provides that the Company will not issue shares of Common Stock upon exercise of the Warrants if either (1) the Warrant Holder, together with its affiliates, would beneficially hold 5% or more of the shares of Common Stock outstanding immediately after giving effect to such exercise, or (2) such exercise would result in the issuance of more than 19.9% of the shares of issued and outstanding Common Stock as of the date of the Warrant Agreement, prior to giving effect to the issuance of the Warrants, and such issuance would require shareholder approval under the NYSE American LLC listing requirements.

The Warrant Agreement provides for certain adjustments to the Exercise Price and/or the number of shares of Common Stock issuable upon exercise pursuant to customary anti-dilution provisions. Upon a change of control of the Company, the Warrants will be automatically converted into the right to receive the difference between the consideration the Warrant Holder would have received if it exercised the Warrants immediately prior to the change of control and the aggregate Exercise Price, payable at the election of the Warrant Holder in the consideration payable in the change of control or, if such consideration is other than cash, in cash.

In connection with the issuance of the Warrants, the Company also entered into a registration rights agreement with the Warrant Holder, pursuant to which it agreed to register for resale the shares of Common Stock issuable upon exercise of the Warrants (the “Registration Rights Agreement”), and a letter agreement with the Warrant Holder (the “Letter Agreement”) pursuant to which the Company agreed to provide (i) certain information rights, (ii) the right to appoint one member of the board of directors of the Company, or in lieu thereof a board observer, and (iii) certain preemptive rights for a period of five years following the exercise of any of the Warrants so long as the Warrant Holder continues to hold shares of Common Stock. With respect to the board appointment right, the Letter Agreement includes a similar right as the Credit Agreement described above, so long as the Warrant Holder together with its affiliates beneficially holds at least 5% of the outstanding Common Stock of the Company, assuming the exercise of all outstanding Warrants; provided that the Warrant Holder does not have such appointment right at any time a Designee or observer may be appointed pursuant to the terms of the Credit Agreement.

The foregoing descriptions of the Warrant Agreement, the Registration Rights Agreement and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference thereto, copies of which are attached hereto as Exhibit 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

A press release announcing the entry by the Company into the Credit Agreement and the Warrant Documents, as well as the matters described in Item 8.01 below, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K under the heading “Credit Agreement” is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated into this Item 3.02 by reference. The Warrants were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof as a transaction not involving any public offering.

Item 8.01. Other Events.

On December 20, 2019, the Company issued a press release announcing a stock repurchase program under which the Company is authorized to acquire up to $5.0 million of its Common Stock, as well as the matters described in Item 1.01 above. This press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated as of December 19, 2019, among Trinity Place Holdings Inc., as Borrower, certain subsidiaries of Trinity Place Holdings Inc., from time to time party thereto, as Guarantors, the initial lenders named therein, as Initial Lenders, and Trimont Real Estate Advisors, LLC, as Administrative Agent.

10.2	Warrant Agreement, dated as of December 19, 2019, among Trinity Place Holdings Inc. and TPHS Lender LLC.

10.3	Registration Rights Agreement, dated as of December 19, 2019, by and between Trinity Place Holdings Inc. and the investors set forth on Schedule A thereof.

10.4	Letter Agreement, dated as of December 19, 2019, between Trinity Place Holdings Inc. and TPHS Lender LLC.

99.1	Press release of Trinity Place Holdings Inc. issued December 20, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

Date: December 20, 2019	By:	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer